Exhibit 3.1

CT - 347597 REDUCTION OF SHARE CAPITAL TO WHOM IT MAY CONCERN I, Lisa Moore - Jervis , Assistant Registrar of Companies in and for the Cayman Islands, DO HEREBY CERTIFY THAT the minute set out below dated 7 th April 2026 with respect to the reduction of share capital by Solvency Statement dated 25 th March 2026 of Oriental Rise Holdings Limited Minute Minute of Capital Reduction The issued share capital of Oriental Rise Holdings Limited ( --- ) (the ¿Company¿) was by virtue of a special resolution passed on 7 April 2026 reduced from US$0.016 per issued share to US$0.00001 per issued share (the ¿Capital Reduction¿). Upon the Capital Reduction becoming effective, each authorised but unissued share of US$0.016 each shall be subdivided into one thousand and six hundred (1,600) unissued shares of US$0.00001 each in the share capital of the Company. At the date of the registration of this minute, the authorised share capital of the Company is US$5,000,000 divided into 500,000,000,000 shares of par value of US$0.00001 each, of which 5,181,815 shares of a par value of US$0.00001 each are in issue and the amount deemed to be paid up on each issued share of the Company is US$0.00001 each. When translated into English is, Min Oriental Red Group Limited was duly registered on the 7th April 2026 in compliance with all the requirements of the Companies Act (Revised) Authorisation Code : 147389417311 www.verify.gov.ky 10 April 2026

Given under my hand and Seal at George Town in the Island of Grand Cayman this 7th day of April Two Thousand Twenty - Six Assistant Registrar of Companies Cayman Islands Authorisation Code : 147389417311 www.verify.gov.ky 10 April 2026